PACIFIC INDUSTRIAL CORPORATION

                       A Nevada Corporation






                             Exhibit 2b

                           List of Assets

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PACIFIC CHALLENGE PTE
ASSET DETAIL
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ASSETS
Current Asset
Cash in Bank                                                0.00
Other Current Assets                                        0.00
Total Current Assets                                        0.00

OTHER ASSETS
Plant and Equipment
Garbage Wagon(w/crane)                     133,200
Garbage Wagon(Roll on/off)                  22,800
Garbage Wagon(Roll on/off)                 100,800
Garbage Wagon(Roll on/off)                  85,200
Garbage Wagon(w/crane)                     132,000
Excavator w/crusher                         22,800
OTC(75 units)                              157,200
1m3 Bins(35 units)                          14,700
660 bins(8 units)                            2,160
Square bins(26 units)                        9,000
                                                         679,860
Singapore Waste Disposal Contract                      1,480,966
Jakarta Waste Disposal Contract                        9,560,307
Organization Costs net of Amortization

TOTAL ASSETS                                         $11,721,133

LIABILITIES & EQUITY
Current Liabilities                         51,322
Current Portion - Long Term Debt
Total Current Liabilities                                 51,322
Long Term Liabilities
Notes Payable-Equipment                     81,199
Total Long Term Liabilities                               81,199

EQUITY
Capital Stock                              547,339
Additional paid in capital                       0
Contributed Capital                     11,041,273
Retained Earnings                                0

Total Stockholders' Equity                            11,588,612

TOTAL LIABILITIES & OWNER'S EQUITY                   $11,721,133

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